EXHIBIT 10.46

MASTER SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the date of the later signature below (the “Effective Date”) by and between Intuit Inc., a Delaware corporation, with offices at 2535 Garcia Avenue, Mountain View, CA 94043, and its Enterprise Members, as defined below (“Intuit”), and Sony Disc Manufacturing, a Division of Sony Music Entertainment Inc., a Delaware corporation, with principal offices located at 550 Madison Avenue, New York, New York 10022 (“SDM”). For the purposes of this Agreement, and each separate Statement of Work (as defined below) entered into between the parties, Enterprise Members shall include all affiliates, subsidiaries and related companies that Intuit controls by ownership of fifty percent (50%) or greater equity interest, or controls the day-to-day management by management contract, solely in connection with Intuit’s relationship with such entity. The definition of “Intuit” shall also include Intuit’s designated agents, as set forth in section 6(b), below.

In consideration of receiving payment by Intuit for services to be performed by SDM, SDM and Intuit agree as follows:

1. Independent Contractor. In accordance with the mutual intentions of Intuit and SDM, this Agreement and each separate Statement of Work establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement and each separate Statement of Work shall be interpreted in light of that relationship.

2. Services; Statements of Work.

(a)  From time to time during the Term, Intuit may request SDM to perform certain services, including without limitation services relating to the procurement, mastering, replicating, printing, packaging, inventory management, fulfillment and shipment of Intuit’s CD and DVD products (collectively, the “Services”). All Services shall be performed pursuant to one or more mutually agreed upon Statements of Work, each of which shall take the form of a separate agreement between the parties that will expressly incorporate the terms and conditions of this Agreement. Each Statement of Work shall specify: (i) SDM’s obligations, including a description of the Services to be performed, any specifications that must be met, and the deliverables to be provided to Intuit (the “Deliverables”); (ii) the performance schedule relating to such Services, including order time deadlines, delivery requirements, and any liquidated damages (as defined in section 5(b)) applicable in the case of late deliveries; (iii) a description of any materials to be provided by or on behalf of Intuit for incorporation with any Deliverables and any artwork or logos to be applied to the Deliverables by SDM; (iv) any specific inspection or testing requirements, including any requirement for the provision and inspection of samples prior to commencement of production; (v) the applicable fees, discounts and payment terms for the Services; (vi) any terms and conditions relating to obsolescence and the parties’ respective responsibilities therefore; and (vii) any other pertinent terms and conditions. In the event of a conflict between the provisions of this Agreement and the specific provisions set forth in a Statement of Work, the provisions of the Statement of Work shall control for that engagement only.

(b)  SDM agrees to use commercially reasonable efforts to perform the Services and provide the Deliverables in accordance with the terms and conditions of this Agreement and each separate Statement of Work. SDM acknowledges and agrees that all terms under this Agreement and any Statement of Work regarding quality, quantity, time of delivery and/or performance, and other specifications are material terms and must be strictly complied with. SDM certifies it owns, or intends to purchase at its own expense, all the equipment and tools it requires to perform the Services. SDM acknowledges and agrees that time is of the essence with respect to any Services performed under this Agreement and under each separate Statement of Work. Delays shall be reported in writing (which may include e-mails) within twenty four (24) hours to Intuit and/or Intuit’s designated agent.

(c)  Intuit may request changes that affect the scope or schedule or other terms applicable to the Services or Deliverables under any Statement of Work. If Intuit requests such a change, then SDM promptly shall notify Intuit if it believes that an adjustment in the fees to be paid to SDM with respect to the applicable Statement of Work, or an adjustment to the applicable performance schedule or specifications, is required. In such case, the parties shall negotiate in good faith a reasonable and equitable adjustment in the applicable fees, schedule and specifications. SDM shall continue work pursuant to the existing Statement of Work, and shall not be bound by any change requested by Intuit, until such change has been agreed upon in writing by the parties.

(d)  SDM represents and warrants that it currently is capable of meeting, and shall maintain during the term of this agreement, levels of production capacity that are consistent with, the levels of production capacity described in each Statement of Work. SDM further agrees to dedicate sufficient production capacity to provide for Services and Deliverables in excess of those identified in each purchase order up to the limits set forth below. All such Services and Deliverables shall be provided in accordance with the schedule, specifications and terms and conditions of this Agreement and all applicable Statements of Work. The below chart covers the amounts of overflow SDM agrees to dedicate production to cover for Purchase Orders placed within a one week period as compared to the amount forecasted for such week four weeks previously.

No. of CDs Forecasted	Approved CD Overflow

0 – 100,000	100% of Quantity Identified
100,001 – 250,000	50% of Quantity Identified
250,001 – 1,000,000	25% of Quantity Identified
1,000,001 +	No less than 250,000 Additional Units*

*	If Intuit desires capacity in excess of 250,000 above the forecasted amount, SDM will make commercially good faith efforts to fill meet such request, but failure to do so shall not constitute a breach of this Agreement.

Failure by SDM to provide sufficient capacity to accommodate orders for Services and Deliverables in the quantities identified in the above table shall constitute a material breach of this Agreement. In addition, SDM shall make commercially reasonable efforts to accommodate orders for Services and Deliverables in excess of the quantities identified in the above table. Failure by SDM to accommodate orders in excess of the quantities listed in the above table shall not, however, constitute a breach of this Agreement.

Example: Intuit intends to provide SDM forecasts as described below in section 3(a). Such forecasts shall include quantities forecasted to be purchased four weeks in the future. The above chart shall apply to permitted overflow in a particular week as compared to the forecast for such week made four weeks before. So, for example, if on Monday, July 29th, Intuit were to forecast that it expected to purchase 1,500,000 CDs in the week starting Monday, August 26th, then Intuit could place Purchase Orders in the week of August 26th for a total quantity of CDs of up to 1,750,000 CDs (1,500,000 forecasted + 250,000 permitted overflow) and SDM would be contractually required to fill such Purchase Orders. In the event Intuit should place additional Purchase Orders in the week of August 26th for additional CDs beyond the 1,750,000 already ordered in such week, SDM would make commercially reasonable efforts to fill such additional Purchase Orders, but such fulfillment is not contractually required.

(e)  In the event that Intuit authorizes SDM to use any property of Intuit in performing the Services hereunder, SDM agrees to use such property solely in connection with the performance of the Services hereunder and shall not use such property for any other purpose. SDM acknowledges that Intuit shall have the right to terminate this Agreement and any separate Statement of Work immediately without further payment to SDM other than payment for Services rendered as of the date thereof, and without prejudice to Intuit’s rights and remedies under this Agreement or such Statement of Work, in the event that SDM uses any such property for any other purpose. SDM shall provide a safe and secure environment for any property of Intuit, including without limitation any Intuit CD products delivered to SDM pursuant to this Agreement or any separate Statement of Work. SDM acknowledges that it shall have no right or title to the Intuit property and shall not sell, lease, create security interests in or otherwise transfer or encumber any of the Intuit property. SDM shall assure that the Intuit property, and any copies thereof made by or upon the authority of SDM, are at all times readily identifiable, and neither SDM nor any of its agents shall mix or commingle any Intuit property with any property of SDM or any other person or entity. Intuit may require SDM to return the Intuit property to Intuit at any time upon reasonable prior written notice, and SDM shall return the Intuit property to Intuit without prior notice upon termination of this Agreement or the applicable Statement of Work.

(f)  The parties agree and acknowledge that Intuit is not obligated to procure any specific amount of Services under this Agreement and shall be obligated to procure only those quantities for which Intuit has submitted a specific order pursuant to a Statement of Work. Intuit further acknowledges, however, that in the event initial orders Intuit places with SDM under this Agreement are fulfilled in a manner satisfactory to Intuit in the exercise of Intuit’s sole reasonable discretion, that Intuit intends, as of the date of execution of this

Agreement, to expand the scope of Intuit’s orders with SDM to levels determined by Intuit at such time and accepted by SDM.

(g)  SDM shall provide all Services from the location(s) designated in the applicable Statement of Work. In the event SDM desires to fulfill Services from a location other than the location(s) set forth in the applicable Statement of Work, SDM shall provide Intuit prior written notice of such proposed change. No such change in fulfillment location shall affect SDM’s obligations under this Agreement and under the applicable Statement(s) of Work.

(h)  Intuit expects, and SDM agrees to submit, two (2) to three (3) suggestions each quarter that could improve the efficiency of SDM’s provision of the Services and/or result in cost savings. The suggestions should detail how the process or idea would be implemented, the dollar investment required, the benefits and drawbacks of the suggestion, and an explanation of how the suggestion would result in increased efficiency or otherwise result in a cost savings. SDM agrees to submit suggestions pursuant to the mutually agreed upon process detailed in the applicable Statement of Work. If Intuit chooses to implement the suggestion and such implementation results in an actual, documentable monetary savings to Intuit, then Intuit will share such savings with SDM by providing SDM thirty percent (30%) of the measured savings.

3. Forecasts and Purchase Orders.

(a)  Intuit shall deliver to SDM such forecasts of its demand for Services (“Forecasts”) as shall be specified in a Statement of Work. Forecasts delivered by Intuit shall be solely for the parties’ planning purposes and shall not be binding in any manner upon Intuit or SDM, other than to the extent expressly set forth above in subparagraph 2(d).

(b)  Intuit shall issue purchase orders for Services (“Purchase Orders”) in such form as shall be determined by mutual agreement of the parties. Purchase Orders shall contain: a reference to this Agreement and the applicable Statement of Work; the identification of the Services being purchased; the quantity to be purchased; the requested delivery date and destination; and any other special information required by this Agreement or by the circumstances of the Purchase Order. The terms and conditions of this Agreement shall be deemed incorporated into and made a part of each Purchase Order issued to SDM under this Agreement or any separate Statement of Work. Any terms and conditions appearing in any Purchase Order, or in any acknowledgment or acceptance of a Purchase Order, that are inconsistent with the terms and conditions of this Agreement or the applicable Statement of Work shall be void and of no force and effect.

(c)  SDM shall accept and fill all Purchase Orders that are consistent with the terms of this Agreement and the applicable Statement of Work. Intuit shall have the right to increase, decrease, cancel or reschedule scheduled Services in whole or in part with fifteen (15) days advance written notice, provided, however, that SDM shall be entitled to payment for Services rendered prior to SDM’s receipt of such notice.

(d)  SDM shall maintain a reasonable inventory of materials necessary to satisfy requirements for Services in accordance with the Forecasts provided by Intuit. SDM agrees to provide to Intuit inventory reports of such materials no less often than weekly. Intuit may request that SDM increase its inventory of such materials on hand by a reasonable and commercially viable number upon written notice to SDM. Intuit shall have the right to direct request that SDM procure its materials from Intuit recommended suppliers, and SDM shall consider in good faith all such requests; however, SDM shall ultimately have the right to select all suppliers in its sole discretion.

Intuit agrees to use commercially reasonable efforts to provide SDM prior written notice of any intent by Intuit to visit SDM suppliers providing goods or services for Deliverables. Absent the prior written approval of SDM, Intuit agrees to not discuss pricing issues with such Suppliers. In addition, in the event Intuit’s instructions to such suppliers should contradict SDM’s instructions, SDM’s instructions shall control. Notwithstanding Intuit’s right to visit such suppliers, SDM shall be solely responsible for performance of its agreements with and managing all contractual relationships with such suppliers.

4. Testing and Acceptance.

(a)  The Services and each shipment of Deliverables shall be subject to acceptance quality level (“AQL”) testing in accordance with SDM’s standard, market-accepted testing procedures. AQL testing may be conducted upon all Services or Deliverables or upon representative samples, in accordance with such SDM procedures or as otherwise agreed by the parties and set forth in the applicable the Statement of Work.

(b)  SDM shall provide a list of test equipment and standard test procedures to be used by SDM for AQL testing for Intuit’s approval, which approval shall not be unreasonably withheld. SDM shall conduct AQL tests in accordance with such test procedures prior to shipment. SDM shall replace, prior to shipment, each Deliverable which fails the AQL test. A complete record of the tests performed shall be kept by SDM in accordance with the SDM Certified Quality System and made available to Intuit upon request. A representative of Intuit may, upon request and at Intuit’s sole expense, witness the AQL tests carried out by SDM, but Intuit’s failure to witness such tests shall not be deemed to be acceptance of the Services or Deliverables or grounds for refusing to accept any Services or Deliverable.

(c)  Services and Deliverables shall be subject to inspection and testing by Intuit at Intuit’s sole expense and at all reasonable times and places, including during the manufacture of such Deliverables. For the purposes of this Agreement, a Service or Deliverable shall be deemed “Defective” in the event such Service or Deliverable does not conform to the mutually agreed upon applicable specification. SDM shall reasonably assist Intuit’s personnel in the conduct of any such inspection. Such inspections shall in no way relieve SDM of its obligation to deliver conforming Services and Deliverables or waive Intuit’s right of inspection and acceptance after the Deliverables are shipped. Intuit may, but shall not be required to, perform its own AQL testing upon Deliverables shipped by SDM. Intuit shall advise SDM of Defects in the Deliverables within 30 days after receipt of a shipment. Intuit shall have the right to reject (a) any Deliverable that has a Defect, and (b) the entire shipment (a “Defective Shipment”) if the shipment, when inspected, has Defects higher than the percentage specified with respect to such Deliverables in the Statement of Work. Intuit’s return of any rejected Defective Deliverable shall be directed to the location in the continental United States designated by SDM. Following receipt of the Defective Deliverable or the Defective Shipment, as the case may be, by SDM, SDM agrees to make all commercially reasonable efforts to replace the Defective Deliverable and ship such replaced Defective Deliverable to Intuit within five (5) days from the date such Defective Deliverables are received by SDM. Unless SDM requests shipment by a designated carrier “freight collect,” inbound shipping charges shall be prepaid by Intuit and shall be reimbursed by SDM, and SDM shall be responsible for outbound shipping charges. In the event SDM is unable to perform such replacement within the aforementioned time period, SDM shall provide Intuit with written notice of such failure, which notice shall include both an explanation for the cause of such delay and what measures SDM has taken to correct such problem. SDM further agrees that in the event SDM is unable to perform such replacement within the aforementioned time period, SDM shall make its best efforts to replace such Defective Deliverables within ten (10) days from the date such Defective Deliverables are received by SDM. Intuit’s rights under this Section shall be in addition to such other rights Intuit may have at law or equity or under any other agreement. Defective Deliverables that are returned to SDM shall not be deemed to be delivered for purposes of this Agreement or any separate Statement of Work until replacement Deliverables are properly delivered by SDM. The parties agree that in the event SDM is required under this section to make its “best efforts” to replace a Defective Deliverable, SDM shall be required to pay for expedited shipping, but that in no event shall SDM be required to pay more than 5X (five times) its regular shipping costs to fulfill such “best efforts” requirement.

5. Delivery; Risk of Loss. All shipment terms are F.O.B. SDM Plant.

(a)  All shipments of Deliverables produced in connection with the performance of Services shall be shipped F.O.B. the relevant SDM plant or facility. SDM shall ship all Deliverables produced in connection with the performance of Services to the destination and in accordance with shipping instructions provided by Intuit, and all such shipments shall be insured for their full value (for the avoidance of doubt, at Intuit’s sole cost and expense). SDM shall convey good title, free from any claim or encumbrance, to all tangible personal property sold and delivered by SDM under this Agreement and any separate Statement of Work. Title to the tangible personal property included within the Deliverables shall pass at the time of shipment. Any loss or damage to the Deliverables prior to passing of title shall be at SDM’s risk. SDM shall manage the shipment of the Deliverables to Intuit’s designated locations. Such management shall include reasonable efforts to: coordinate with shippers to ensure Deliverables are available for pick up at designated times and locations.

(b)  Time is of the essence with respect to all Services performed by SDM under this Agreement, any separate Statement of Work and any Purchase Orders issued hereunder. Deliverables released to shipping agent on the agreed upon release date, or up to two days before such release date set forth in a Purchase Order shall be considered on time. In the event that any Deliverable is not made on time (a “Late Release”), the remedy escalation listed below shall apply. For the purposes of this Agreement, a Purchase Order shall be deemed to be a “Launch Order” if: (1) Intuit so designates such Purchase Order; and (2) the Purchase Order is for the initial ordering of a particular part number of a Product (e.g. the first order to replicate quantities of Intuit’s “Federal TurboTax 2003” product). A Purchase Order shall be deemed a “Replenishment Order” if (1) Intuit so designates such Purchase Order; and (2) the Purchase Order is for a subsequent re-ordering of a particular part number of a Product. The following remedies shall apply in the event of Late Release:

Incidence of Late Release	Launch Orders	Replenishment Orders

1st time in a 30 day period	Written corrective action report	Written corrective action report
2nd time in a 30 day period	10%	5%
3rd (or additional) times in a 30 day period	20%	10%

For the purpose of the above table, the percentages shall reflect the listed percentage of the total amount SDM charges Intuit for affected Deliverables. For example, if (a) Intuit should place a Launch Purchase Order for which SDM shall charge $100,000; (b) SDM’s release of such order should constitute a Late Release; and (c) such release is the second Late Release SDM has made of a Purchase Order within a 30 day period, then SDM shall credit to Intuit as liquidated damages and not as a penalty an amount equal to 10% of the charges billed for such Late Release or $10,000. Such credit shall be made on SDM’s next invoice to Intuit (or Intuit’s designated agent) after Intuit’s notification to SDM of such Late Release. In the event such a credit is due and Intuit does not place additional orders with SDM, then such amount shall be paid by SDM to Intuit one hundred eighty (180) days after Intuit places its last order with SDM. SDM shall immediately notify Intuit in writing when SDM first has knowledge of any event or impediment that could result in delay in the delivery of a Deliverable, including, but not limited to, any impending material shortage, transportation delays, governmental regulation, labor dispute or other events or impediments. Intuit shall be entitled to reschedule, or demand reasonable expedited delivery of any Late Delivery all at SDM’s expense.

6. Project Management.

(a)  Each party shall designate a “Project Manager” who shall be the principal point of contact between the parties for all matters relating to Services provided under a particular Statement of Work. Each Statement of Work shall contain an initial designation of a Project Manager for each party. A party may designate a new Project Manager by written notice to the other party.

(b)  Intuit has, as of the Effective Date of this Agreement, designated an entity (“Intuit’s Agent”), to exercise all or any part of Intuit’s rights, assume all or any part of Intuit’s benefits, and bear all or any part of Intuit’s burdens pursuant to this Agreement or a designated Statement of Work pursuant to the terms and conditions detailed in this section. SDM agrees that the entity Intuit has so designated as Intuit’s Agent in the Statement of Work executed by the parties on or about the Effective Date of this Agreement is acceptable to SDM. For purposes of clarity and as an example, Intuit’s Agent may manage the daily transactional relationship with SDM, including the placement of Purchase Orders for Services and ensuring that deliveries are made in accordance with the delivery instructions set forth in the Purchase Order. Intuit’s Agent shall also be financially responsible for payments for Services in accordance with Section 7 of this Agreement subject to this section 6(b). The following conditions apply to Intuit’s Agent:

(i)	In the event SDM does not receive payment from Intuit’s Agent within forty five (45) days of Intuit’s Agent’s receipt of a SDM invoice, SDM shall promptly notify Intuit in writing (an e-mail confirmed received by Intuit’s designated representative shall suffice) of such failure to receive payment. Intuit shall provide SDM commercially reasonable assistance to resolve the payment dispute with Intuit’s Agent. In addition, a representative of Intuit (not Intuit’s Agent) shall review the matters at issue in such payment dispute and determine whether SDM’s Deliverables met the delivery instructions set forth in the Purchase Order(s) at issue and whether the Deliverables met the applicable specifications for such Deliverables contained in this Agreement and any applicable Statement(s) of Work.

(1)	If SDM’s Deliverables met such delivery instructions and applicable specifications and Intuit’s Agent fails to pay SDM within fifteen (15) days of the date SDM notifies Intuit of such failure to pay, then Intuit shall pay SDM the amount in dispute on the first business day after such fifteen day period. In such situation, upon receipt of payment by Intuit, SDM shall assign all rights it possesses as to such payment dispute to Intuit.

(2)	If SDM’s Deliverables do not meet such delivery instructions and/or applicable specifications, Intuit shall continue to make commercially reasonable efforts to assist SDM to resolve such payment dispute, but Intuit shall not be obligated to pay SDM the amount in dispute.

(ii)	Intuit’s obligations under section 6(b)(i)(1) to pay SDM in the event Intuit’s Agent fails to pay SDM for Deliverables that meet such delivery instructions and applicable specifications shall extend to any situation in which Intuit’s Agent is unwilling or unable to pay SDM the amount owed (e.g. Intuit’s Agent enters bankruptcy or is otherwise unable to pay debts as they come due). In any such situation, upon receipt of payment by Intuit, SDM shall assign all rights it possesses as to such payment dispute to Intuit.

(iii)	In the event Intuit’s Agent should require SDM to enter into a contractual arrangement in which SDM would be required to pay liquidated damages (or other monetary damages) (collectively, a “Monetary Damage”) to Intuit’s Agent for SDM’s failure to perform under the applicable Purchase Order (e.g., including, but not limited to, Monetary Damages in situations such as SDM shipping Deliverables later than the date set forth on the applicable Purchase Order or SDM shipping Deliverables that do not conform to the applicable specifications), SDM shall promptly inform Intuit in writing (an e-mail confirmed received by Intuit’s designated representative shall suffice) of such requirement before SDM initiates fulfillment of any Purchase Order for which such a Monetary Damage would apply. Intuit shall make commercially reasonable efforts to ensure that such a Monetary Damage shall not apply to SDM. In the event Intuit is unable to convince Intuit’s Agent to waive such Monetary Damage as to SDM, and SDM nevertheless agrees to fill such Purchase Order Intuit agrees to waive its rights to liquidated damages from SDM under sections 5(b) and 11(d) of this Agreement as to Purchase Orders placed by Intuit’s Agent for which SDM becomes obligated to pay Intuit’s Agent a Monetary Damage. For the avoidance of doubt, however, SDM shall not be required to fulfill any Purchase Order placed by Intuit’s Agent which is inconsistent with the terms of this Agreement or the applicable Statement of Work.

(iv)	SDM affirms that as of the Effective Date of this Agreement, Intuit’s Agent has not required SDM to enter into a contractual arrangement in which SDM would be required to pay a Monetary Penalty to Intuit’s Agent under any circumstances. In addition, SDM agrees to make all commercially reasonable efforts to negotiate between SDM and Intuit’s Agent a mutually agreeable purchase order terms that are consistent with the terms of this Agreement and/or the applicable Statement of Work within thirty (30) days of the Effective Date of this Agreement. In the event SDM believes that it shall not be successful in negotiating such purchase order terms it shall promptly inform Intuit of such expected failure. Notwithstanding the foregoing, SDM agrees to accept and fulfill purchase orders made by Intuit’s Agent during such thirty (30) day period. SDM agrees, therefore, to accept such purchase orders even though SDM and Intuit’s Agent have not completed their negotiations and therefore the version of the purchase order terms that SDM hereby agrees to accept for such thirty (30) day period might be inconsistent with the terms of this Agreement and/or the applicable Statement of Work.

7. Compensation and Payment.

(a)  Intuit shall pay SDM for the performance of the Services in the amounts and in accordance with the schedule specified in the applicable Statement of Work. No compensation shall be paid for services rendered by SDM unless the Services are set forth in a Statement of Work or otherwise agreed upon in writing by the parties.

(b)  SDM shall issue invoices to Intuit promptly upon completion of Services and shipment of Deliverables, but in no event later than ten (10) business days after the later of completion of shipment. Invoices shall include a reasonably detailed description of the Services performed, in a format acceptable to intuit in its reasonable discretion, the Deliverables shipped, and the fees related thereto. SDM shall mail these invoices to Intuit Inc., Accounts Payable, M.S. 247, P. O. Box 391296 Mountain View, CA 94039-1296, or such other address as Intuit shall designate in writing from time to time. All invoices must reference the number and date of the relevant Statement of Work and must be received by Intuit within six (6) months after shipment of the underlying Deliverables. Any invoices not received within such six (6) month time period shall be deemed forgiven by SDM.

(c)  All undisputed payments shall be made by Intuit within forty five (45) days after receipt of any invoice, and mailed to SDM at its address specified in the invoice. Intuit shall be entitled to receive a one percent (1%) discount on all payments made within ten (10) days. Applicable discounts shall be calculated from the later of the date of receipt of invoice by Intuit or the date the corresponding Deliverables are received at the designated destination. In the event that Intuit disputes any invoice rendered or amount paid, Intuit shall notify SDM promptly in writing and the parties shall work together to resolve such dispute expeditiously. The time for payment of the disputed portion of the amount of any invoice shall be extended until resolution of the dispute but only for the disputed amount. Any amount not in dispute shall be paid in accordance with the terms of this Agreement. The parties shall use reasonable efforts to resolve any such dispute in good faith as soon as practicable.

(d)  Intuit shall pay sales and use taxes that are applied to Intuit’s purchase of the Services under applicable law, excluding any taxes related to the net income of SDM. Taxes for goods and services shall be separately stated by SDM on the invoices submitted to Intuit, and different types of taxes shall be separately stated by the type of tax (sales, use, etc.).

(e)  SDM shall maintain complete and accurate records relating to any fees and payments charged or made in connection with the Services provided under this Agreement and any separate Statement of Work. Intuit may elect to conduct audits relating to the Services and Deliverables pursuant to the following schedule: (i) Inventory Count Audit. Intuit may conduct an “inventory count” audit, an audit in which Intuit (or Intuit’s designated representative) enters SDM’s facility and confirms that SDM possesses the physical quantity of a good within its inventory which, based upon SDM’s records, SDM should in fact possess — i.e. a confirmation that SDM’s records of quantities in fact match the actual physical quantities of goods at issue. Such an inventory count audit shall be made on (1) not less than five (5) business days notice, and (2) not more often than once every one hundred eighty (180) calendar days. Intuit shall bear the costs associated with such audit. (ii) Cycle Count Program Audit. Intuit may conduct an audit of SDM’s cycle count program, an audit in which Intuit will review SDM’s cycle count controls, review applicable records and perform test counts. Such an audit shall be made on (1) not less than thirty (30) calendar days notice, and (2) not more often than once every one hundred eighty (180) calendar days. Intuit shall bear costs associated with such audit. (iii) Pricing Audit. Intuit may conduct a “pricing” audit, an audit in which Intuit (or Intuit’s designated representative) enters SDM’s facility and confirms that the appropriate quantity of Services and Deliverables were received for amounts charged. Such an audit shall be made on (1) not less than thirty (30) calendar days notice, and (2) not more often than once every one hundred eighty (180) calendar days. Intuit shall bear costs associated with such audit, unless SDM disputes the findings of such audit and requires that an independent certified public accountant confirm such results, in which case SDM shall bear the costs of such second audit up to an amount of $20,000 (with Intuit bearing cost of the charges by such independent certified public accountant in excess of $20,000). In the event the last applicable pricing audit reveals that Intuit overpaid for the Services and Deliverables received, SDM shall credit Intuit all amounts so overpaid within ten (10) business days of the provision of the last auditor’s report to the parties, or within such other time period as the parties may mutually agree upon. Intuit shall make commercially reasonable efforts to coordinate the different audits permitted under this section to minimize the impact on SDM. The audit rights set forth herein shall continue for two (2) years following the termination of this Agreement for any reason.

(f)  SDM agrees and shall ensure that, at all times during the Term, the prices and fees charged Intuit for the Services performed or Deliverables provided under this Agreement or any Statement of Work hereunder, shall be no less favorable than the prices and fees (of whatever nature) charged by SDM to third parties engaged in similar arrangements under which SDM’s responsibilities are substantially similar to those it assumes under this Agreement.

8. Key Personnel.

(a)  Intuit and SDM may designate pursuant to a Statement of Work certain key employees of SDM that are deemed to play a significant role in SDM’s performance of Services pursuant to such Statement of Work. SDM shall consider in good faith any such designation when determining (or revising) the responsibilities for any such employee.

(b)  Intuit shall be entitled to notify SDM in the event that any of SDM’s employees or subcontractors whom Intuit and SDM have so designated as key personnel are not performing the Services adequately, in Intuit’s reasonable opinion. Upon receipt of such notice, SDM shall discuss such deficiency with Intuit and take commercially reasonable steps to resolve such deficiency.

(c)  SDM shall not delegate or otherwise subcontract any of its obligations under this Agreement or any separate Statement of Work without first providing three (3) months prior notice and obtaining Intuit’s prior written consent. Notwithstanding any such approved delegation or subcontracting, SDM shall be responsible for fulfilling all of its responsibilities under the Agreement and each separate Statement of Work and ensuring that all of Intuit’s requirements as defined under this agreement are met.

9. Term/Termination.

(a)  Unless otherwise terminated in accordance with this Agreement, the term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years after the Effective Date (the “Term”).

(b)  Either party may terminate this Agreement or any separate Statement of Work due to a material breach of this Agreement or such Statement of Work by the other party if such material breach remains uncured for a period of fifteen (15) calendar days following receipt of written notice by the breaching party.

(c)  If either Intuit or SDM should become insolvent, or make any assignment for the benefit of creditors, or admit in writing its inability to pay debts when due, or make or suffer to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors, or file a voluntary petition in bankruptcy, or suffer an involuntary petition in bankruptcy to be filed against it which is not stayed within thirty (30) days of filing, or file any petition in any reorganization, arrangement, composition, readjustment, liquidation, or dissolution or similar relief for itself, or become unable to pay its debts generally as they become due, the other party shall have the immediate right upon providing notice to terminate this Agreement or any separate Statement of Work.

(d)  In the event that the Agreement is terminated, and the Services under one (1) or more Statements of Work are in progress, Intuit or SDM shall have the right to terminate the relevant Statement(s) of Work. Any Services governed by a Statement of Work not terminated following any termination of this Agreement shall be completed by SDM, in accordance with the terms and conditions of this Agreement. The parties agree to negotiate in good faith any changes that might be necessary in the scheduling of the provision of Services under such Statement(s) of Work that might be deemed necessary at such time.

(e)  Upon termination or expiration of this Agreement or any Statement of Work, or at any prior time upon the request of Intuit, SDM shall promptly deliver to Intuit, or certify to the destruction thereof, all memoranda, notes, records, drawings, manuals, disks, documents, media, equipment, papers or other information, obtained by SDM from Intuit, including all copies thereof. SDM acknowledges that all such materials are the property of Intuit and SDM agrees not to retain any copies of such materials after the termination or expiration of this Agreement or of any Statement of Work.

(f)  The provisions of Sections 7; 9(d), (e), (f); 10; 11(a), (b), (c), (e) (solely for the purposes of section 12); 12; 14; and 16(a), (b) and (c) as well as corresponding provisions of any Statements of Work, shall survive any termination or expiration of this Agreement and any separate Statement of Work.

10. Confidential Information.

(a)  For the purposes of this Agreement, “Confidential Information” means the existence and terms and conditions of this Agreement and each Statement of Work, information regarding the quantity of Services ordered pursuant to this Agreement or any separate Statement of Work, and all non-public information about the disclosing party’s (or its suppliers’) business or activities that a reasonable person would consider to be proprietary and confidential, which shall include all business, financial, technical and other information of either party, (e.g. information concerning forecasts, pricing, future business plans, etc.) whether or not it is marked or designated by such party as “confidential” or “proprietary” at the time of disclosure. Confidential Information shall not include information that: (i) is in or enters the public domain without breach of this Agreement; (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) the receiving party rightfully knew prior to receiving such information from the disclosing party; or (iv) the receiving party develops independent of any information originating from the disclosing party.

(b)  Each party agrees that (i) it shall not disclose to any third party any Confidential Information disclosed to it by the other party except as expressly permitted in this Agreement; (ii) it shall not use any Confidential Information disclosed to it by the other party except as necessary to perform its obligations under this Agreement; and (iii) it shall take all reasonable measures to maintain the confidentiality of all Confidential

Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, provided that such party uses reasonable efforts to request confidential treatment or a protective order before such disclosure; or on a “need-to-know” basis under an obligation of confidentiality to its legal counsel and accountants. In addition, the parties agree that the parties may disclose information to Intuit’s Agent pursuant to the terms of a separate non-disclosure agreement entered into by the parties and Intuit’s Agent.

(c)  Notwithstanding anything to the contrary in subparagraphs 10(a) or (b) above, SDM agrees that any Intuit software delivered to SDM pursuant to this Agreement or any Statement of Work shall be Confidential Information pursuant to this Agreement and shall be maintained by SDM under lock and key in a controlled environment, and that access to such software shall be limited to SDM employees on a bona fide “need to know” basis in order to support the performance of Services. To the extent that appropriate notices have not already been affixed by Intuit, SDM shall, upon written request by Intuit, affix appropriate notices or labels to all physical expressions of Intuit’s software describing Intuit’s proprietary rights thereto. SDM shall not alter or remove or permit to be altered or removed any such notices or labels. SDM shall inform its present and future employees who have access to Intuit’s software that such software is confidential and proprietary to Intuit. SDM shall notify Intuit immediately of and provide details regarding any unauthorized possession, use or knowledge of Intuit’s software of which SDM becomes aware. SDM shall ensure that each of its present employees has signed, and each of its future employees will sign, a non-disclosure agreement that sets forth SDM’s policies with respect to the protection and treatment of SDM’s confidential information and that of third parties with whom SDM does business. SDM further affirms that it shall enforce the terms of such non-disclosure agreements as to Intuit information to the same extent SDM enforces such arguments with respect to its own similarly sensitive information. In the event Intuit notifies SDM that it has reasonable grounds to believe there has been a violation of any such nondisclosure agreement, or SDM itself believes such a violation may have occurred, SDM shall take immediate steps to investigate such alleged violation, inform Intuit of the results of such investigation and provide Intuit reasonable assistance in resolving such issue.

(d)  Each of the parties acknowledges and agrees that a breach of the provisions of this Section shall result in irreparable harm to the other and that the other shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance and/or other equitable relief without prejudice to any other rights and remedies that it may have.

(e)  Nothing in this Agreement or any separate Statement of Work shall relieve any party of any of its obligations under any separate non-disclosure agreement between the parties, including any obligation with respect to procedures for handling customer data or other similarly sensitive information.

(f)  The parties agree that the obligations set forth in this section 10 shall remain in effect for three (3) years after the termination of this Agreement.

11. Representations and Warranties.

(a)  Each party to this Agreement represents and warrants that: (i) it is a corporation duly incorporated, validly existing and in good standing; (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder; (iii) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except when the failure to be so licensed, authorized or qualified would not have a material, adverse effect on its ability to fulfill its obligations hereunder; (iv) it shall comply with all laws and regulations applicable to the performance of its obligations hereunder and shall obtain all applicable permits and licenses required of it in connection with its obligations hereunder; and (v) it is not a party to any agreement with a third party, the performance of which is reasonably likely to affect adversely its ability or the ability of the other party to perform fully its respective obligations hereunder.

(b)  SDM represents and warrants that any and all Services rendered under this Agreement and any Statement of Work shall be performed by SDM, including its employees or its subcontractors, in a good and workmanlike fashion, in accordance with commercially reasonable standards of competence within SDM’s industry, and in conformance with any specifications for such Services as set forth in the applicable Statement of Work. SDM further represents and warrants that any CDs manufactured by SDM shall conform to agreed upon industry standards as accepted by Intuit from samples provided by SDM, including manufacturing standards, incoming sampling plans, and any such reasonable revisions as may be made by mutual agreement of the parties during the Term of this Agreement. SDM further represents and warrants that it has all right, title and authority necessary to perform the Services and carry out its responsibilities under this Agreement and each Statement of Work.

(c)  SDM represents and warrants that all materials provided for use by SDM within any Deliverables shall not be Defective (as defined in section 4(c) above) and shall conform to the specifications, drawings, samples, descriptions and quality standards set forth in the applicable Statement of Work. SDM further represents and warrants that title to all Deliverables delivered under this Agreement and any Statement of Work shall be free and clear of all liens, encumbrances, security interests or other claims.

(d)  If at any time greater than two hundred parts per million (200 ppm) of any Deliverables shipped by SDM under any separate Statement of Work fail to conform to the performance specifications set forth in the applicable Statement of Work, due to the same root cause failure (an “Epidemic Failure”), the following remedies shall apply:

(i)  SDM shall replace the Deliverables affected by the Epidemic Failure pursuant to the terms and time tables set forth in section 4(c) for defective deliverable and Defective Shipments, and (ii) shall provide the remedies set forth below , pursuant to the process set forth in section 5(b) with the progression in remedies applying per the incidence of Epidemic Failures as set forth below:

Incidence of Epidemic Failure	Launch Orders	Replenishment Orders

1st time in a 30 day period	Written corrective action report	Written corrective action report
2nd time in a 30 day period	10%	5%
3rd (or additional) times in a 30 day period	20%	10%

The percentages listed in the above table shall reflect the listed percentage of the total amount SDM charges Intuit for Deliverables affected by the Epidemic Failure.

The remedy provided by this Section shall be in addition to any other remedies Intuit may possess and shall not be deemed to limit Intuit’s ability to seek any other applicable relief. SDM shall also promptly provide a written corrective action report addressing the steps that will be taken to eliminate the cause of the problem.

(e)  EXCEPT FOR THE EXPRESS WARRANTIES MADE OR REFERENCED IN THIS AGREEMENT OR ANY SEPARATE STATEMENT OF WORK, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT OR ANY SEPARATE STATEMENT OF WORK, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

12. Indemnification.

(a)  SDM agrees to defend, indemnify and hold Intuit and its affiliates, and all of their respective officers, directors, agents and employees, harmless from and against any and all claims, including liabilities, actions, judgments, costs, and expenses and reasonable attorneys’ fees (collectively “Claims”), asserted by a third party arising out of or related to: (i) any breach or alleged breach of any of SDM’s representations and warranties under this Agreement or any separate Statement of Work; (ii) SDM’s negligent acts, omissions and/or willful misconduct in supplying the Services or otherwise performing its obligations under this Agreement or any separate Statement of Work and (iii) any infringement or alleged infringement by SDM in the performance of the Services or by any materials provided by SDM to Intuit (excluding materials originally provided by Intuit or at Intuit’s direction) with respect to any Deliverables or otherwise used in the production of such Deliverables or the provision of the Services hereunder.

(b)  Intuit agrees to defend, indemnify and hold SDM and its affiliates, and all of their respective officers, directors, agents and employees, harmless from and against any and all Claims asserted by a third party arising out of or related to: (i) any breach or alleged breach by Intuit of any of Intuit’s representations and warranties under this Agreement or any separate Statement of Work; (ii) the negligent acts, omissions and/or willful misconduct of Intuit in using the Services or otherwise performing its obligations under this Agreement or any separate Statement of Work; (iii) any infringement or alleged infringement by any materials provided by Intuit to SDM to be embodied on any Deliverables or otherwise used in the production of such Deliverables or the provisions of the Services hereunder; or (iv) the contents of the materials provided by Intuit or at Intuit’s direction.

(c)  The party seeking indemnification under Section 12(a) or 12(b), as the case may be (the “Indemnified Party”), shall give prompt written notice to the other party (the “Indemnifying Party”). The failure by an Indemnified Party to give notice as provided, above, shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that the failure results in the failure of actual notice and the Indemnifying Party is damaged as a result of the failure to give notice. In addition, the Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such claim, with counsel of the Indemnifying Party’s choosing, and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance that is reasonably necessary for the defense and settlement of the claim. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party has been advised by its counsel in writing that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of the action (in which case the Indemnifying Party shall not have the right to direct the defense of the action on behalf of the Indemnified Party); or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to this Section, in each of which cases the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim.

13. Insurance. SDM shall, at SDM’s expense, maintain insurance policies that cover SDM’s activities under this Agreement and each Statement of Work, and the activities of SDM’s employees, agents and representatives, including, but not limited to, workers compensation insurance and comprehensive general liability, errors and omissions liability and media liability with minimum limits of insurance of $5 million per claim and $20 million annual aggregate. Upon the request of Intuit, SDM shall provide Intuit with a certificate of insurance evidencing such coverage. In addition, SDM shall provide Intuit thirty (30) days advance written notice of any cancellation or reduction in coverage or limits.

14. Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS RESTRICTION SHALL NOT IN ANY WAY LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO PARAGRAPH 12(a)(ii), (iii) AND 12(b)(ii)-(iv) AND ARISING FROM 11(a)(iv) ABOVE.

15. Disaster Recovery and Business Continuity. SDM shall implement and maintain a disaster recovery plan and commercially reasonable business continuity procedures. Such plan and procedures shall address, at a minimum, documented disaster recovery and contingency plans, established backup cycles for critical records, safe and secure storage for Intuit’s confidential information and/or records, off-site storage for backups to ensure restoration capability, detailed callout and escalation lists for management personnel, adequate protection from environmental problems, documented procedures to respond to and recover from common local environmental problems, redundancies in equipment, and procedures for the transfer of data and the performance of Services at alternative facilities, as well as procedures in such other areas as reasonably deemed necessary by Intuit. SDM shall provide Intuit with a reasonably detailed summary of such plan within thirty (30) days of the Effective Date. At Intuit’s request, SDM and Intuit shall review such summary from time to time during the Term (but in no event more than once in any given calendar quarter), and SDM shall consider in good faith any request by Intuit to update the underlying plan or procedures as necessary to reflect changes in the character or quantity of Services being performed by SDM for Intuit hereunder.

16. General.

(a)  Publicity. The parties may agree to issue joint press releases and other appropriate announcements and presentations regarding the existence or performance of this Agreement or any separate Statement of Work, the content and timing of which shall be mutually agreed upon by the parties in writing. Notwithstanding the foregoing, unless required by law, neither party will, without the prior written approval of the other party, make any public statement, press release, presentation, or other announcement relating to the terms, existence of or performance by either party of its obligations under this Agreement or any separate Statement of Work. Without limiting the generality of the foregoing, neither party may issue press releases or endorsements which reference the other party or include statements attributable to the other party, and neither party may use any trademark or logo of the other party, in each case without the prior written consent of the other party, which consent must include (with respect to Intuit) the written approval of the Corporate Communications Department and its legal counsel. No press release or endorsement which references the other party or includes a statement by the other party shall be made except as provided above.

(b)  Assignment. Neither party shall be entitled to assign this Agreement or any separate Statement of Work, in whole or in part, without the other party’s prior written consent, which consent shall not be unreasonably withheld, unless an assignment is expressly agreed upon in a separate Statement of Work. Any attempt by either party to assign this Agreement or any separate Statement of Work other than as permitted above shall be null and void. Subject to the foregoing, this Agreement and each Statement of Work shall be binding upon and shall inure to the benefit of both parties, their successors and permitted assigns.

(c)  Law and Jurisdiction. This Agreement and each separate Statement of Work shall be governed by and construed in accordance with the laws of the State of New York, other than such laws rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of New York. The parties hereby consent to the exclusive jurisdiction and venue in the state and federal courts of either Santa Clara County, California, or Los Angeles County, California.

(d)  Notice. Unless otherwise stated, all notices required under this Agreement and each separate Statement of Work shall be in writing and shall be considered given (i) when delivered personally; (ii) five (5) days after mailing, when sent certified mail, return receipt requested and postage prepaid; (iii) one (1) business day after dispatch, when sent via a commercial overnight carrier, fees prepaid; or (iv) upon delivery when sent by facsimile transmission confirmed by telephone. All communications shall be addressed as follows (unless changed by notice):

To SDM:

Sony Disc Manufacturing
1800 North Fruitridge Ave.
Terre Haute, Indiana 48704
Attn: Contract Administrator
Phone: 812-462-8100
Fax: 812-462-8687

To Intuit:	with a copy to:

Intuit Inc. 2700 Coast Avenue Mountain View, California 94043 Attn: Operations Manager Phone: (650) 944-2889 Fax: (650) 944-3551	Intuit Inc. 2700 Coast Avenue Mountain View, California 94043 Attn: General Counsel, Legal Dept. Phone: (650) 944-6000 Fax: (650) 944-6622

(e)  Force Majeure. Except with respect to delays or failures caused by the negligent act or omission of either party, any delay in or failure of performance by either party under this Agreement or any separate Statement of Work shall not be considered a breach of this Agreement or such Statement of Work and shall be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages, and failures of the Internet, provided that the party affected by such event shall immediately begin or resume performance as soon as practicable after the event has abated. Excusable delays do not include lockout, shortage of labor, lack of or inability to obtain raw materials, fuel or supplies or any other industrial disturbance. In the event that SDM is not able to resume performance within fifteen (15) days after the force majeure event has commenced, Intuit shall have the right to terminate this Agreement and/or the applicable Statement(s) of Work immediately upon written notice to SDM.

(f)  Severability. If any provision of this Agreement or any separate Statement of Work is found illegal or unenforceable, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intention of the parties, and the remainder of the Agreement or such Statement of Work shall continue in full force and effect.

(g)  Entire Agreement. This Agreement, together with each separate Statement of Work and any Purchase Orders issued in connection therewith, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement (and each separate Statement of Work and Purchase Order) may only be modified, or any rights under it waived, by a written document executed by both parties.

(h)  No Third Party Beneficiaries. This Agreement and each separate Statement of Work are intended for the sole and exclusive benefit of the signatories and is not intended to benefit any third party.

(i)  Counterparts. This Agreement and each separate Statement of Work may be executed in counterparts, each of shall constitute an original, and all of which shall constitute one agreement.

(j)  Headings. The headings in this Agreement and each separate Statement of Work are for convenience of reference only and have no legal effect.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date of the later signature below.

SONY DISC MANUFACTURING		INTUIT INC.

By:	/s/ ROBERT HURLEY	By:	/s/ KENNETH R. MUDGE

Name:	Robert Hurley	Name:	Kenneth R. Mudge

Title:	Senior Vice President	Title:	Vice President, Supply Chain

Date:	July 14, 2002	Date:	July 14, 2002